INTERNATIONAL MULTIPLE RIGHTS
                             DISTRIBUTION AGREEMENT


         This International Multiple Rights Distribution Agreement is made as of January 19, 1999 between ALPINE PICTURES INTERNATIONAL, INC., 6919 Valjean Ave., Van Nuys, CA 91406, Tel: (818) 909-5207, Fax: (818) 782-4565 ("Licensor") and
_______________________________, 122, rue La Boetele 75008, Paris, France Tel:
01 56 69 29 30 Fax: 011 33 1 56 69 29 40 Contact(s): Mr. Yves Chevalier
("Distributor") relating to the motion picture entitled
"_______________________".


For reference purposes this Agreement is identified as follows:

Reference Code: ___________________________

         This Agreement is a new long form agreement that replaces the deal memo between Licensor and Distributor regarding the Picture.

         Subject to the terms this agreement, Licensor licenses exclusively to Distributor, and Distributor accepts from Licensor, the Licensed Rights in the Picture throughout the Territory for the Term in the Authorized Languages subject to the Holdbacks as identified below on all the terms and conditions of this Agreement.

         This Agreement consists of the following parts: this Cover Page; Table of Contents; Deal Terms; Standard Terms and Schedule of Definitions. All parts of this Agreement will be interpreted together to form one Agreement. If not defined where they first appear, words used in this Agreement are defined in the Standard Terms or in the Schedule of Definitions or, if not otherwise defined in this Agreement, in accordance with industry custom and practice.

         IN WITNESS WHEREOF, Licensor and Distributor have executed this Agreement as of the date first written above to constitute a binding contract between them.

ALPINE PICTURES INT'L, INC.
                                            ____________________________________
("Licensor")                                         ("Distributor")

By:____________________________     By:_____________________________
           Tom  Hamilton

Its:____________________________    Its:______________________________
           Senior Vice President





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                                TABLE OF CONTENTS

Section Paragraph
Deal Terms
         Basic License Terms                         I
         Licensed Rights                             II
         Financial Terms                             III
         Delivery Terms                              IV
         Additional Terms                            V

Standard Terms and Conditions
         Definitions and Usage
         Picture and Version
         Licensed Rights And Reserved Rights
         Allied Rights
         Territory and Region
         Agreement Term and License Period
         Gross Receipts
         Recoupable Distribution Costs
         Payment Requirements
         Accountings
         Delivery and Returns
         General Exploitation Obligations
         Theatrical Exploitation Obligations
         Video Exploitation Obligations
         Televisions Exploitation Obligations
         Music
         Suspension and Withdrawal
         Default and Termination
         Anti-Piracy Provisions
         Licensor's Warranties
         Distributor's Warranties
         Indemnities
         Assignment and Sublicensing
         Miscellaneous Provisions

Schedule Of Licensing Definitions
         Cinematic Rights Definitions                A
         Video Rights Definitions                    B
         Ancillary Rights Definitions                C
         Pay TV Rights Definitions                   D
         Free TV Rights Definitions                  E
         Other Rights Definitions                    F
         Additional Definitions                      G





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                     MULTIPLE RIGHTS DISTRIBUTION AGREEMENT

I.       BASIC LICENSE TERMS

         A.       Picture:          "__________________" Key Element(s):
                                                         Allocation(s):

         B.       Territory:        ____________________________________

         C. Agreement Term and License Period: Starting on the date of this Agreement and ending Fifteen (15) years from Initial Delivery of the Picture.

         D.       Authorized Language(s): ________________(dubbing & subtitles)

                  [Original Language Version (English)]

II.      LICENSED RIGHTS TERMS

         A Right is licensed to Distributor only if expressly so designated. Any Right not specifically designated is a Reserved Right of Licensor.

         A.       Cinematic Rights:

                  1.       Theatrical;
                  2.       Non-Theatrical; &
                  3.       Public Video.

         B.       Video Rights:

                  1.       Home Rental Video;
                  2.       Home SellThru Video; &
                  3.       Commercial Video.

         C.       Ancillary Rights:

                  1.       Airlines;
                  2.       Hotels; &
                  3. Ships (flying the flag of the Territory only and without bookings in the United States).

         D.       Television Rights:

                  1.       Pay TV Rights:

                           a.       Terrestrial;
                           b.       Cable; &
                           c.       Satellite.





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                  2.       Free TV

                           a.       Terrestrial;
                           b.       Cable; &
                           c.       Satellite.

         E.       PayPerView Rights

                  1.       Residential;
                  2.       Non-Residential; &
                  3.       Demand View.

         Satellite Transmission Restriction: If delivery is to be made by Satellite, transmission must be encoded and/or encrypted to prevent and restrict substantial reception in countries outside of the licensed Territory.

         F.       Video Format/Type:

                  Beta/PAL

         G.       Holdbacks:

                  NONE.

III.     FINANCIAL TERMS

         A.       Guarantee:

                  1. Amount: One Hundred Twenty Five Thousand U.S. Dollars (US $___________), payable as follows:

                           a.       _______% (US $_________) of the allocated
                                    amount for the Picture upon execution of the long form Agreement (Licensor hereby agrees that if Licensor is unable to deliver the finished Motion Picture in a reasonable period of time, Licensor will refund Distributor's ____________% deposit); and

                           b.       ________% (US $__________) of the allocated
                                    amount for the Picture upon Licensor's
                                    Notice of Initial Delivery in connection with the Picture.

                           The Guarantee is a gross sum and no taxes or other charges of any kind may be deducted from it. Distributor must take Delivery within one month of receipt of Licensor's First Notice that Licensor can Deliver the Initial Materials.

                  2. Allocation: The entire Guarantee shall be deemed allocated to all above Rights.





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                           a.       Cross Collateralization Allowed: The
                                    applicable portion of the Guarantee will first be recouped from the Licensed Rights to which it has been allocated. Any "Shortfall" from Distributor's share of gross receipts with respect to one Licensed Right shall be defined and recouped only to the extent allowed in Paragraph III(D).

         B.       Payment Requirements:

                  Timely payment of the minimum Guarantee due Licensor is the essence of this Agreement. Distributor will make payments of the installments of the Guarantee indicated in Paragraph III.A.1 and all overages and other payments due Licensor by telegraphic or other wire transfer of unencumbered and unconditional funds, free of any transmission charges to the following accounts:

                         Bank:               CITY NATIONAL BANK
                         Address:            16133 Ventura Blvd.
                                             Encino, CA 91436
                         Telephone #:        (818) 427-5050
                         Swift Code:         CINAUS61,
                         ABA Number:         122-016066
                         Account Name:       Alpine Pictures International, Inc.
                         Account #:          024766632

         C.       Disposition of Receipts:

                  Distributor shall make the following continuing payments and recoupments; in the following order of priority from the Gross Receipts derived from each of the following designated Licensed Rights:

                  1.       THEATRICAL/NON-THEATRICAL PUBLIC VIDEO:

                           a.       Until Full Recoupment of Recoupable
                                    Distribution Costs: Off The Top 100% of all
                                    Gross Receipts to Distributor, to be divided
                                    Percent ( %) as a fee and _____________
                                    (65%) towards recoupment of minimum
                                    guarantee and prints and advertising.

                           b.       Sharing after Full Recoupment of
                                    Distribution Costs:
                                    ___________________ Percent (_________%) of
                                    remaining Gross Receipts to Licensor.
                                    ___________________ Percent (_________%) of
                                    remaining Gross Receipts to Distributor.

                  2.       HOME VIDEO/COMMEERCIAL VIDEO:

                           Recoupment of Recoupable Distribution Cost from Distributor's share Off the Top, then Twenty Five Percent (25%) of all Video Gross Receipts to Alpine Pictures International, and Seventy Five Percent (75%) of all Video Gross Receipts to Distributor.





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                  3.       PAY TELEVISION/FREE TELEVISION:

                           Flat/No royalty

                  4.       ANCILLARY (AIRLINES, SHIPS, HOTELS):  N/A

                           Flat/No royalty


         D.       Cross-Collateralization:

                  1. "Shortfall" Defined: For purposes of this Agreement only, the "Shortfall" shall be the amount by which the Recoupable Distribution Costs with respect to a Licensed Right exceed Licensor's Share of the Gross Receipts with respect to such Licensed Right remaining after all authorized recoupments have been made with respect to such Licensed Rights."

                  2. Allowed Cross-Collateralization: All Rights crossed. A Shortfall with respect to any Licensed Right may only be recouped from Licensor's Share of Gross Receipts with other Licensed Rights within the same Picture. Cross-collateralization with another Motion Picture is specifically excluded. If this is insufficient to recoup any Shortfall the unrecouped Shortfall must be borne by Distributor.

 IV.     DELIVERY TERMS

         A.       Date for Notice of Initial Delivery:

                  Licensor will give Distributor a Notice of Initial Delivery promptly after the Picture is ready for Delivery.

         B.       Method of Delivery:

                  By Physical Delivery, Laboratory Access, Loan of Materials, Satellite Delivery, or otherwise as Distributor may designate for each item. Licensor will make available to Distributor all Customary Materials required for release in the Theatrical, Television, Video and Ancillary markets.

         C.       Material Payment Instructions:

                  Distributor shall pay for all Materials and Shipping. Payment of any Material ordered by Distributor (except those Materials to be delivered on loan pursuant to Paragraph IV.B above) must be received together with Distributor's order. Licensor will not order Material from Vendors unless payment is first received. All Materials to be of commercially accepted quality. The cost of all delivery Materials shall fall within industry standards.





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         D.       Materials Shipping Instructions: To be issued in writing by
                  Distributor.

V.       ADDITIONAL TERMS

         A.       Jurisdiction/Governing Law:

                  This Agreement shall be governed by and construed in accordance with the laws of the State of California and the jurisdiction shall be vested in the competent courts in Los Angeles, California





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                              AFMA(R) INTERNATIONAL
                     MULTIPLE RIGHTS DISTRIBUTION AGREEMENT

                          STANDARD TERMS AND CONDITIONS

1        DEFINITIONS AND USAGE

         1.1 Definitions: Words and phrases which appear with initial letters capitalized are Defined Terms. If not defined where they first appear Defined Terms are defined either in the attached Schedule of Definitions or in accordance with industry custom and practice.

         1.2 Usage: The use of any Defined Term or inclusion of any provision in this Agreement relating to rights not specifically licensed to Distributor in the Deal Terms does not grant to Distributor explicitly or by implication any rights not specifically licensed in the Deal Terms.

2.       PICTURE AND VERSION

         2.1 Picture: The Picture is the Motion Picture identified at least by its title in the Deal Terms which is currently completed or which Licensor currently intends to produce. Licensor reserves the right to change the title of the Picture.

         2.2 Key Element: A Key Element if specified in the Deal Terms is a Person who must render services or materials on the Picture in a certain capacity as indicated in the Deal Terms. A Person will be deemed to have rendered the required services or materials if the Person receives credit for so doing in the main or end titles of the Picture. Where a director is a Material Element, this requirement will be satisfied if the director renders directing services through the end of Principal Photography. If any Key Element is unable fully to render services or materials on the Picture due to default, disability or death Licensor will have the right to substitute another Person in such capacity who is acceptable to the U.S. distributor scheduled first to release the Picture, and Distributor will not have the right to refuse to accept Delivery of the Picture or reduce the Guarantee because of such substitution.

         2.3 Version: The Picture is only licensed in a linear form for continuous viewing from beginning to end. Licensor reserves all rights in all formats and Versions of the Picture other than its original linear form as Delivered to Distributor and authorized dubbed, subtitled or edited Versions of such original linear form made by Distributor for exploitation of its Licensed Rights as may be authorized under this Agreement. If during the Agreement Term Licensor elects to exploit another Version of the Picture in the Territory that incorporates a substantial portion of the linear form of the Picture licensed to Distributor, then Licensor will accord Distributor a right of First Negotiation to acquire any affected Licensed Rights in such new Version for the remainder of their License Period. If Distributor does not acquire the affected Licensed Rights in such new Version, then Licensor will be free to exploit such new Version in the Territory beginning six (6) months after the end of the Holdback for the affected Licensed Rights.





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3.       LICENSED RIGHTS AND RESERVED RIGHTS

         3.1 License: Subject to the terms of this Agreement, Licensor exclusively licenses to Distributor the Licensed Rights in the Picture for the License Period throughout the Territory in the Authorized Language(s) as set forth in the Deal Terms. Distributor may only exploit the Licensed Rights: (i) in the Authorized Language(s) in a dubbed or subtitled version as specified in the Deal Terms; (ii) by means of the authorized Video Type(s) and Format(s) specified in the Deal Terms; (iii) for no more than the Run(s) or Playdate(s) authorized in the Deal Terms.

         3.2 Vesting: Each Licensed Right will only vest in Distributor after:
(i) Distributor accepts Initial Delivery of the Picture; and (ii) if the Deal Terms contain a Guarantee, Distributor pays Licensor when due the portion of the Guarantee allocated to such Licensed Right in the Deal Terms, or, if there is no allocation, the entire Guarantee.

         3.3 Reservation: All rights not expressly licensed to Distributor are Reserved Rights. Licensor reserves all Reserved Rights designated in the Deal Terms and all other rights not expressly licensed to Distributor. Licensor may exploit the Reserved Rights without restriction except as otherwise expressly provided in this Agreement.

         3.4 Reversion: Each Licensed Right will immediately revert to Licensor free of any claim by Distributor or any Person deriving any interest from Distributor on the earlier of the end of the License Period for such Licensed Right or the expiry of the Agreement Term under Paragraph 6.1.

4.       ALLIED RIGHTS

         4.1 Credit and Advertising: Distributor will comply with all required screen credits (if not already contained in the Picture), paid advertising, publicity and promotional requirements, name & likeness restrictions, and Videogram packaging credit requirements (if needed) supplied by Licensor at all times after their receipt. Upon Licensor's request Distributor will promptly submit to Licensor all advertising materials used by Distributor so that Licensor can determine whether its requirements are being met.

         4.2 Dubbing, Subtitling and Editing: Distributor will comply with all dubbing, subtitling or editing requirements applicable to the Picture or its trailers supplied by Licensor in creating any authorized dubbed, subtitled or edited version of the Picture or its trailers. Except as expressly provided in this Agreement, each Picture and its trailers must be exhibited at all times in their original continuity, without alteration, interpolation, cut or elimination.

         4.3 Exercise of Allied Rights: Subject to Licensor's requirements under Paragraphs 4.1 & 4.2 and the provisions of this Agreement, Distributor will have the nonexclusive right at its sole expense:

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

                  4.3.1 To advertise, publicize, and promote the Picture;

                  4.3.2 To include in all such advertising, promotion or publicity the name, voice and likeness of any Person rendering materials or services on the Picture but not as an endorsement for any product or service other than the Picture;

                  4.3.3 To include before the beginning or after the end of the Picture the credit or logo of Distributor;

                  4.3.4 To change the title of the Picture but only after first obtaining Notice of Licensor's approval of the change;

                  4.3.5 To dub the Picture but only in the Authorized
Language(s);

                  4.3.6 To subtitle the Picture but only in the Authorized Language(s);

                  4.3.7 To edit the Picture but only for censorship purposes in accordance with a Censorship Rider if attached;

                  4.3.8 To include commercial announcements in the Picture as provided in Paragraph 15.5.

         4.4 Limitations: In exercising the Allied Rights, Distributor may not:
(i) alter or delete any credit, logo, copyright notice or trademark notice appearing on the Picture; or (ii) include any advertisements or other material before, during or after the Picture other than the credit or logo of Distributor, an approved anti-piracy warning, or commercials as authorized in Paragraph 15.5 of this Agreement.

5.       TERRITORY AND REGION

         5.1 Territory: The Territory means the countries or territories listed in the Deal Terms as their political borders exist on the date of this Agreement. The Territory excludes foreign countries' embassies, military and governmental installations, oil rigs and marine installations, airlines-in-flight and ships-at-sea located within the Territory.

                  5.1.1 In exploiting the Theatrical, Public Video, Home Video, Hotel, Pay TV or Free TV Rights, the Territory also excludes the countries' non-contiguous territories and possessions as well as military and governmental installations, oil rigs and other marine installations, and embassies located within the Territory but flying the flag of any country outside the Territory; and

                  5.1.2 In exploiting the Non-Theatrical, Commercial Video, Airline or Ship Rights, the Territory includes the countries' military and governmental installations, oil rigs and marine installations and embassies wherever located, but only to the extent that they may be exploited in accordance with such Rights.

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         5.2 Changes In Borders: If during the Agreement Term an area separates from a county in the Territory then the Territory will nonetheless include each separating area which formed one political entity as of the date of this Agreement. If during the Term an area is annexed by a country in the Territory then Distributor will promptly give Licensor Notice whether Distributor desires to exploit any Licensed Right in such new area. Licensor will then accord Distributor a right of First Negotiation Right to acquire such Licensed Right in the area for the remainder of its License Period subject to rights previously granted to other Persons in such area.

         5.3 Region: The Region is the part of the world in which the Territory is located. The Region is defined in either in the Deal Terms or if not there defined in the AFMA Standard Definitions of Territories and Regions current as of the date of this Agreement.

         5.4 Changes In Licensed Station: The "Licensed Station" means the terrestrial broadcaster, satellite broadcaster, cable system, pay television service or other transmitting service designated in the Deal Terms. Distributor may only telecast or authorize telecast of the Picture over the originating transmitting facilities of the Licensed Station existing on the date of this Agreement. If there is a material change in the number or kind of household television receivers capable of receiving the telecast from such transmitter (e.g., a change in signal amplitude or frequency, a material increase in the number of subscribers, use of a new satellite or transponder, change in a satellite's orbital position, or addition of new transmission channels), then Distributor will promptly give Licensor Notice of such change. Licensor then grants Distributor a right of First Negotiation regarding exploitation of any affected Licensed Rights in the Picture over such new facilities, taking into account rights previously granted to other Persons which might be affected by such change and an adjustment in the Minimum Guarantee in consideration of such change. If no agreement is reached within the First Negotiation period then Distributor may not exploit any Licensed Rights in the Picture over the new facilities and Licensor may withdraw the Picture under Paragraph 17.

6.       AGREEMENT TERM AND LICENSE PERIOD

         6.1 Agreement Term: The Agreement Term starts and ends on the dates set forth in the Deal Terms except in case of extension per Paragraph or early termination per Paragraphs 17.2, 18.2 or 18.4.

         6.2 License Period: The License Period is the time period in the Deal Terms during which Distributor may exploit each Licensed Right, except that the License Period for any Pay TV Licensed Rights or Free TV Licensed Rights end after the last authorized Runs or Playdate as set forth in Paragraph 15.1.3, and provided Distributor may not exploit or authorize exploitation of any Licensed Right after the earlier of the expiry of its License Period or end of the Agreement Term per Paragraph 6.1.

         6.3 Distributor Holdbacks: Where the Deal Terms indicate a Holdback on any Licensed Right, Distributor may not exploit or authorize exploitation of that Licensed Right until the end of its Holdback. However, during its License Period Distributor may enter into agreements to exploit a Licensed Right after the end of its Holdback.

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         6.4 Licensor Holdbacks: Where the Deal Terms indicate a Holdback on any of Reserved Right, Licensor may not exploit or authorize exploitation in the Territory of that Reserved Right until the end of its Holdback. However, Licensor may enter into agreements at any time to exploit a Reserved Right after the end of its Holdback.

         6.5 Theatrical Release: Theatrical Release means the earlier of: (i) the date on which the Picture is first exhibited in theaters, including mini-theaters and MTV theaters, within the Territory to the paying public, including screenings to qualify for awards presentations by authority of Distributor; or (ii) the date if specified in the Deal Terms on which Distributor must cause the Theatrical Release of the Picture in the Territory; or (iii) six (6) months after Notice of Initial Delivery.

         6.6 Video Release: Video Release means the earlier of: (i) the date on which Videograms embodying the Picture are first sold or rented to the paying public in the Territory for Home Video use by authority of Distributor; or (ii) the date on which Videograms embodying the Picture are first exhibited in places of public performance in the Territory for Commercial Video use by authority of Distributor; or (iii) the date if specified in the Deal Terms on which Distributor must cause the Video Release of the Picture in the Territory; or
(iv) one (1) month after the end of the earliest Video Holdback; or (v) if there is no Theatrical Release of the Picture in the Territory, six (6) months after Notice of Initial Delivery.

         6.7 Holdback Coordination: The Parties acknowledge that due to technological innovation or a Law in the Region it is possible that exploitation of a Licensed Right within the Territory can affect exploitation throughout the Region. Distributor therefore agrees that Licensee may shorten by up to three
(3) months or extend by up to three (3) months any Holdback to coordinate the exploitation of the Picture within the Region. For example, Licensor may shorten or extend the Pay TV Holdback up to three (3) months in order to coordinate the Pay TV release of the Picture throughout the Region. Licensor will give Distributor prompt Notice of any adjusted Holdback period no later than the earlier of two (2) months before the end of the new Holdback period or the end of the Holdback period set forth in the Deal Terms. Licensor will use all reasonable good faith efforts to coordinate release patterns throughout the Region so that exploitation of the Picture in a particular medium outside the Territory will not unduly impact on its exploitation within the Territory and exploitation of the Picture in a particular medium within the Territory will not unduly impact its exploitation outside the Territory, provided that Licensor's goal will be to maximize its revenues and reduce its expenses within the entire Region and in case of any disagreement Licensor's decision will control.

         6.8 Broadcast Overspill: Licensor does not warrant that it has granted or can grant exclusivity protection against reception in the Territory of a broadcast of the Picture originating outside the Territory. Licensor only agrees that during the License Period for any Pay TV or Free TV Licensed Right it will not broadcast or authorize a broadcast of the Picture in any Authorized Language which broadcast originates in the Region outside the Territory and is intended for primary reception within the Territory except this provision will not apply to broadcasts in the original unsubtitled English language even if English is an Authorized Language. This paragraph applies specifically, but without limitation, in cases where the Region includes any country in the European Union or European Economic Area.

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         6.9 Parallel Imports: Licensor does not warrant that it has granted or can grant exclusivity protection against sale or rental in the Territory of Videograms embodying the Picture imported from outside the Territory. Licensor only agrees that during the License Period for any Video Licensed Right it will not sell or authorize sale in any Authorized Language of Videograms embodying the Picture that are sold in the Region outside the Territory and intended for primary consumer sale or rental within the Territory except this provision will not apply to sales of original unsubtitled English language Videograms even if English is an Authorized Language. This paragraph applies specifically, but without limitation, in cases where the Region includes any country in the European Union or European Economic Area.

7.       GROSS RECEIPTS

         7.1 Gross Receipts - Defined: "Gross Receipts" means the sum on a continuous basis of the following amounts derived with respect to each and every Licensed Right:

                  7.1.1 All monies or other consideration of any kind (including all amounts from advances, guarantees, security deposits, awards, subsidies, and other allowances) received by, used by or credited to Distributor or any Distributor Affiliates or any approved subdistributors, or agents from the license, sale, lease, rental, lending, barter, distribution, diffusion, exhibition, performance, exercise or other exploitation of each Licensed Right in the Picture, all without any deductions; and

                  7.1.2 All monies or other consideration of any kind received by, used by or credited to Distributor or any Distributor Affiliates or any approved subdistributors or agents as recoveries for the infringement of any Licensed Right in the Picture; and

                  7.1.3 All monies or other consideration of any kind received by, used by or credited to Distributor or any Distributor Affiliates or any approved subdistributors or agents from any authorized dealing in trailers, posters, copies, stills, excerpts, advertising accessories or other materials used in connection with the exploitation of any Licensed Right in the Picture or contained on Videograms embodying the Picture.

         7.2 Gross Receipts Calculated at Source: No Distributor Affiliates or any subdistributors or agents may deduct any fee from Gross Receipts in calculating all amounts due Licensor. For the purpose of determining Licensor's share of Gross Receipts, all Gross Receipts must be calculated at "source". This means that Gross Receipts derived from the exploitation of any the following Licensed Rights must be calculated at the following levels: (i) for any Theatrical Licensed Right, at the level at which payments are remitted by theaters; (ii) for any NonTheatrical or Ancillary Licensed Right, at the level at which payments are remitted by airlines, shipping companies, hotels or other entities that exhibit or make the Picture available directly to their patrons or customers; (iii) for any Home Video Licensed Right, at Wholesale Level or Direct Consumer Level as applicable; (iv) for any Commercial Video or Public Video Licensed Right at the level at which payments are remitted by local exhibitors of the Picture; and (vi) for any Television Licensed Right, at the level at which payments are remitted by terrestrial stations, cable systems, satellite telecasters or telephone systems that broadcast, cablecast or transmit the Picture.

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         7.3 Wholesale Level: The Wholesale Level means the level of Videogram distribution from which Videograms are shipped directly to retailers for ultimate sale or rental to the paying public. The Wholesale Level may include intermediate distribution levels between the manufacturer and the retailer, such as rack jobbers and the like, if such distribution is performed by a Distributor Affiliate, or if Distributor participates in the profits from such intermediate distribution, but then only to the extent of such participation.

         7.4 Direct Consumer Level: The Direct Consumer Level means the level of Videogram distribution at which Videograms are sold or rented directly to the paying public. The "Direct Consumer Level" includes the sale or rental of Videograms by means of retail outlets, mail order, video clubs, and similar methods. Where Commercial Video or Public Video rights are licensed, the Direct Consumer Level also includes the authorized public performance, exhibition, or diffusion of Videograms in accordance with the such Licensed Right. Distributor will not be deemed to be engaged in distribution at the Direct Consumer Level unless such distribution is performed by a Distributor Affiliate, or unless Distributor participates in the profits from such distribution, and then only to the extent of such participation.

         7.5 Royalty Income: All amounts collected by any collecting society, authors' rights organization, performing rights society or governmental agency that are payable to authors, producers, performers or other Persons and that arise from royalties, compulsory licenses, cable retransmission income, music performance royalties, tax rebates, exhibition surcharges, levies on blank Videograms or hardware, rental or lending royalties, or the like, will as between Licensor and Distributor be the sole property of Licensor and will not be included in or credited to any Gross Receipts. Licensor has the sole right to apply for and collect all these amounts. If any of them are paid to Distributor then Distributor will immediately remit them to Licensor with an appropriate statement identifying the payment.

         7.6 Rebates and Subsidies: The following amounts, if received by used by or credited to Distributor, any Distributor Affiliate or any approved subdistributor or agent, will not be included in Gross Receipts but will be used to reduce Recoupable Distribution Costs: (i) print, publicity and similar subsidies for the cost of releasing, advertising or publicizing the Picture;
(ii) income from publicity tie-ins; or (iii) freight, print, trailer, advertising and other cost recoveries, rebates, refunds or discounts from exhibitors, approved subdistributors or other Persons.

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8.       RECOUPABLE DISTRIBUTION COSTS

         8.1 Recoupable Distribution Costs - Defined: "Recoupable Distribution Costs" mean all direct, auditable, out-of-pocket, reasonable and necessary costs, exclusive of salaries and overhead, and less any discounts, credits, rebates or similar allowances, actually paid by Distributor for exploiting each Licensed Right in arms-length transactions with third parties, all of which will be advanced by Distributor and recouped under this Agreement, for:

                  8.1.1 Customs duties, import taxes and permit charges necessary to secure entry of the Picture into the Territory;

                  8.1.2 Notarization, translation, registration and similar costs relating to obtaining or securing copyright registration, title registration, import clearances or similar activities for the importation, exploitation or protection of the Picture in the Territory but only to the extent reasonably pre-approved by Licensor and if Licensor advances any such fees or costs Distributor will promptly reimburse Licensor for them on demand;

                  8.1.3 Sales, use, VAT, admission and turnover taxes and related charges assessable against any Gross Receipts realized from the exploitation of the Licensed Right but not including corporate income, franchise or windfall profits taxes or remittance or withholding taxes assessable against amounts payable to Licensor;

                  8.1.4 Remittance and withholding taxes on amounts payable to Licensor but only to the extent allowed by Paragraph 9.5;

                  8.1.5 Shipping and insurance charges for Delivery of the Materials to Distributor but not including any amounts for shipping within the Territory or for returning the Materials to Licensor;

                  8.1.6 Manufacture of internegatives, CRIs, pre-print materials, positive prints, masters, tapes, trailers and other copies of the Picture in an amount reasonably preapproved by Licensor;

                  8.1.7 Costs of subtitling or dubbing, if authorized in the Deal Terms but only in the Authorized Language(s);

                  8.1.8 Costs of allowed advertising, promotion and publicity in the amount reasonably pre-approved by Licensor;

                  8.1.9 Legal costs and charges paid to obtain recoveries for infringement by a Third Party of the Licensed Right but only to the extent reasonably pre-approved by Licensor;

                  8.1.10 Actual and normal expenses incurred in recovering debts from defaulting licensees;

                  8.1.11 Costs of packaging for Videograms embodying the Picture but only to the extent reasonably pre-approved by Licensor; and

                  8.1.12 Censorship fees and costs of editing to meet censorship requirements as allowed pursuant to a Censorship Rider, if attached.

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

         8.2 Limitations: Any cost that does not qualify as a Recoupable Distribution Cost under Paragraph 8.1 will be Distributor's sole responsibility unless Licensor gives prior Notice approving its recoupment. No cost item qualifying as a Recoupable Distribution Cost may be deducted more than once. Recoupable Distribution Costs must be calculated separately for each Licensed Right. Recoupable Distribution Costs for one Licensed Right may not be recouped from Gross Receipts for any other Licensed Right except as authorized in the Deal Terms.

         8.3 Third Party Costs: If a Distributor Affiliate or approved subdistributor or agent pays a cost that would be a Recoupable Distribution Cost if paid by Distributor then such cost may be recouped as a Recoupable Distribution Cost. Otherwise no costs of any Third Party may be recouped from any monies due Licensor.

9.       PAYMENT REQUIREMENTS

         9.1 Timely Payment: Distributor will make payments to Licensor and retain recoupments from Gross Receipts only in the manner and sequence specified in the Deal Terms. Timely payment is of the essence of this Agreement. Payment will only be considered made when Licensor has immediate and unencumbered use of funds in the required currency in the full amount due. Distributor will use diligent efforts to obtain promptly all permits necessary to make all payments to Licensor.

         9.2 Guarantee: The Guarantee is the amount payable to Licensor against Licensor's share of Gross Receipts as indicated in the Deal Terms. The Guarantee is nonreturnable but recoupable in conformity with this Agreement. The Guarantee is a minimum net sum and no taxes or charges of any sort may be deducted from it. The Guarantee may also be called the "Minimum Guarantee".

         9.3 Guarantee Installments: Distributor will pay each installment of the Guarantee to Licensor in the time and manner specified in the Deal Terms. Where any installment is payable on events within Licensor's control, e.g. the start or end of Principal Photography, Licensor will give Distributor timely Notice of such event. Where any installment is payable on events within Distributor's control, e.g. Theatrical Release or Video Release, Distributor will give Licensor timely Notice of such event along with all payments then due Licensor.

         9.4 Letter of Credit: If the Deal Terms indicate that a payment is to be secured by a Letter of Credit, then Distributor will open the Letter of Credit at a bank in the Territory designated by Licensor as a corresponding bank of Licensor's bank. While open the Letter of Credit will remain valid, negotiable, transferable, confirmed and irrevocable; it will be automatically renewable for any period specified in the Deal Terms if Licensor has not fully negotiated the Letter of Credit by its first expiry date. All costs for a Letter of Credit will be home solely by Distributor.

         9.5 Limitation On Deductions: There will be no deductions from any payments due Licensor because of any bank charges, conversion costs, sales use or VAT taxes, "kontingents", quotas or any other taxes levies or charges unless separately agreed in writing by Licensor. No remittance or withholding taxes may be deducted from the Guarantee, but any such taxes paid by Distributor may be recouped as a Recoupable Distribution Cost after Distributor provides Licensor with appropriate documentation. If Distributor is required to pay any remittance or withholding tax on amounts due Licensor other than the Guarantee, then Distributor will provide Licensor with all documentation indicating Distributor's payment of the required amount on Licensor's behalf before deducting Distributor's payment from any sums due Licensor.

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

         9.6 Blocked Funds: If any Law prohibits remittance of any amounts to Licensor then Distributor will immediately give Licensor Notice of such Law. Distributor will then deposit such amounts in Licensor's name for Licensor's unencumbered use in a suitable depository designated by Licensor without any deductions for so doing.

         9.7 Finance Charge On Late Payments: Any payment not made by its due date will, in addition to any other right or remedy of Licensor, incur a finance charge at the lesser of three hundred basis points over the 3-month LIBOR rate ("LIBOR+Y) on the date payment was due or the highest applicable legal contract rate. This finance charge will accrue from the date the payment was due until it is paid in full.

         9.8 Exchange Provisions, Payment: All payments will be in United States dollars or other freely remittable currency designated by Licensor. All payments will be computed at the prevailing exchange rate on the date due at a bank timely designated by Licensor. For a late payment Licensor will be entitled to the most favorable exchange rate between the due date and the payment date. The parties agree that the risk of devaluation of the United States dollar or other currency designated by Licensor against the currency of the Territory will be Licensor's sole risk; the risk of the devaluation of the currency of the Territory against the United States dollar or other currency designated by Licensor will be Distributor's sole risk.

         9.9 Exchange Provisions, Recoupment: Distributor will calculate and recoup the Guarantee and all Recoupable Distribution Costs only in the currency of the major country in Territory. Any payments not made in such currency will be converted to such currency for recoupment purposes using the exchange rate on the date the Guarantee was received by Licensor or the Recoupable Distribution Cost was paid.

         9.10 Documentation: If any Law requires Distributor to obtain a permit or clearance to exploit any Licensed Right, then Distributor will use diligent efforts to do so promptly at its expense. Distributor will provide Licensor with copies of all documents indicating compliance with such Law. By way of illustration such Law may require obtaining certificates of local dubbing or copyright registration, acquiring quota permits or censorship clearances, filing author certificates, certificates of origin or music cue sheets with appropriate authorities, or obtaining permits or clearances for payment of any remittance taxes or other charges. Distributor will not undertake any such action before the entire Guarantee is paid without first receiving Notice of Licensor's approval to so.

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10.      ACCOUNTINGS

         10.1 Limits On Cross-Collateralization: No payment for the Picture will be cross-collateralized with or set-off against any amounts for any other Motion Picture licensed to Distributor, whether in this Agreement or otherwise. Amounts due for the Picture may not be used to recoup amounts unrecouped for any other Motion Picture, or vice versa. Gross Receipts and Recoupable Distribution Costs may only be cross-collateralized among the Licensed Rights to the extent, if any, authorized in the Deal Terms.

         10.2 Limits On Allocations: If the Picture is exploited with other Motion Pictures then Distributor will only allocate receipts and expenses among the Picture and the other Motion Pictures in the manner approved by Licensor in its sole discretion in advance.

         10.3 Financial Records: Distributor will maintain complete and accurate records in the currency of the Territory of all financial transactions regarding the Picture in accordance with generally accepted accounting principles in the entertainment distribution business on a consistent, uniform and non-discriminatory basis throughout the Agreement Term and during any period while a dispute about payments remains unresolved. The records will include all Gross Receipts derived, all Recoupable Distribution Costs paid, all allowed adjustments or rebates made, and all cash collected or credits received. If any Video Rights are licensed the records will also include all Videograms manufactured, sold, rented, leased, returned, erased, recycled or destroyed. Unless Licensor gives Notice approving otherwise all records will be maintained on a cash basis, and if Distributor permits any off-set, refund or rebate of sums due Distributor such sums will nonetheless be included in Gross Receipts. Distributor will also keep complete and accurate copies of every statement, contract, voucher, receipt, computer record, audit report, correspondence and other writing from all Persons pertaining to the Picture.

         10.4 Statements - Contents: In addition to any other reporting requirements in this Agreement, starting after Delivery of the Initial Materials Distributor will furnish Licensor with a statement in English (and, if requested, supporting documentation) for the Picture that identifies from the time of the immediately prior statement, if any, all Gross Receipts derived, all Recoupable Distribution Costs paid identifying to whom, and all exchange rates used. If any Video Rights are licensed the statements will also include: (i) all Videograms manufactured, sold, rented, leased, returned, erased, recycled or destroyed; (ii) the wholesale and retail selling prices of all Videograms; and
(iii) all allowable deductions taken. If the Territory contains more than one country, the information will be reported separately for each country and consolidated for the entire Territory. The information will be provided in reasonable detail on a current and cumulative basis. Each statement must be accompanied by payment of all monies then due Licensor. Distributor may not withhold any Gross Receipts as a reserve against returned or defective Videograms for more than two (2) consecutive accounting periods and the amount withheld may not exceed ten percent (10%) of Video Gross Receipts derived for the two (2) accounting periods for which the reserve is retained.

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

         10.5 Statements - When Rendered: Distributor will render statements for the following periods: (i) each of the twelve (12) months after the Theatrical Release, or, if there is none, the Video Release; (ii) each calendar quarter or other quarterly periods designated by Licensor through the end of the Agreement Term and as long thereafter as Gross Receipts are derived by Distributor; and
(iii) one (1) month after the Video Release, the first Pay TV telecast of the Picture in the Territory and the first Free TV telecast of the Picture in the Territory. Each statement must be delivered to Licensor within one (1) month after the end of the period for which it is rendered. Each statement must be accompanied by payment of all monies then due Licensor.

         10.6 Audit Rights: Continuing until three (3) years after the Agreement Term Licensor on ten (10) days' prior Notice may examine and copy, on its own or through its auditors, Distributor's financial records regarding the Picture. The examination will be at Licensor's expense unless it uncovers an uncontested underpayment of more than five percent (5%) of the amount shown due Licensor on the statements audited, in which case Distributor will pay the costs of the examination on demand.

 11.     DELIVERY AND RETURN

         11.1 Terminology: "Delivery" of a Picture means delivery to Distributor of the Initial Materials, and, at a later time if and when mutually agreed, the Additional Materials, as provided in the Deal Terms and this Paragraph. "Initial Delivery" means delivery of the "Initial Materials" and "Additional Delivery" means delivery of the "Additional Materials." The "Delivery Materials" consist of the Initial Materials or Additional Materials as the context requires.

         11.2 Initial Delivery: Licensor will give Distributor a "Notice of Initial Delivery" that it is prepared to deliver the Initial Materials by the date specified in the Deal Terms, or, if none is specified, promptly after the Picture is ready for Initial Delivery. Upon receipt of such Notice:

                  11.2.1 If the Initial Materials are identified in the Deal Terms, the Distributor will immediately pay for such Initial Materials and their cost of shipment. Payment and shipment will be made as specified in the Deal Terms or, if not there specified, as in Licensor's Notice of Initial Delivery. Licensor will then ship all Initial Materials to Distributor as specified in the Deal Terms or Licensor's Notice of Initial Delivery.

                  11.2.2 If the available Initial Materials are specified in Licensor's Notice of Initial Delivery, then within ten (10) days of receipt of this Notice Distributor will give Notice to Licensor stating the number of pre-print items, prints, trailers, advertising and promotional accessories, support items and other Initial Materials relating to the Picture that Distributor reasonably requires, all of which will be subject to Licensor's reasonable approval. Licensor will then give Distributor Notice of the cost of the approved Initial Materials and their shipment to Distributor. Distributor will immediately pay for such Initial Materials as specified in the Deal Terms or Licensor's Notice. Licensor will then deliver such Initial Materials to Distributor as specified in the Deal Terms or Licensor's Notice.

                  11.2.3 In all cases Distributor must take delivery of all approved Initial Materials within two (2) months of Licensor's Notice of Initial Delivery.

         11.3 Additional Delivery: After completion of Initial Delivery: (i) if the Additional Materials are identified in the Deal Terms, then Licensor will give Distributor Notice that it is prepared to deliver the Additional Materials, including their cost and shipping charges; (ii) otherwise Distributor will give Licensor Notice of the number and type of the Additional Materials it desires, all of which will be subject to Licensor's reasonable approval, and Licensor will promptly send Distributor Notice of the cost of duplication and shipping of the approved Additional Materials. Distributor will immediately pay for such Additional Materials upon receipt of Licensor's Notice. Upon receipt of payment Licensor will make prompt Delivery of the Additional Materials to Distributor as specified in the Deal Terms or Licensor's Notice.

         11.4 Delivery Of Physical Materials: Delivery of the Physical Materials will be accomplished by one of the following methods as specified in the Deal Terms or Licensor's Notice of Initial Delivery:

                  11.4.1 Where Physical Delivery is indicated Licensor will deliver to the delivery location specified in the Deal Terms the Physical Materials listed in the Deal Terms suitable for use as or manufacture of necessary exploitation materials. Unless otherwise specified in the Deal Terms, the Physical Materials will be shipped to Distributor by air transport.

                  11.4.2 Where Laboratory Access is indicated Licensor will provide Distributor with access to the Physical Materials listed in the Deal Terms suitable for use as or manufacture of necessary exploitation materials. Access will be on the terms of the attached AFMA Laboratory Access Letter, or other mutually approved access letter. The Physical Materials will always be held in a recognized laboratory or facility in Licensor's name and subject to the requirements of the Access Letter. Distributor may order prints and other exploitation materials for the Picture to be manufactured from the accessible Physical Materials at Distributor's sole expense.

                  11.4.3 Where Loan of Materials is indicated Licensor will deliver on loan to the delivery location specified by Distributor the Physical Materials listed in the Deal Terms suitable for manufacture of necessary preprint materials. Unless otherwise specified in the Deal Terms, the Physical Materials will be shipped to Distributor by air transport. These Physical Materials will only be used to make new preprint materials at Distributor's sole expense from which necessary exploitation materials can be made. These Physical Materials will always be held in a laboratory or facility subject to Licensor's reasonable approval and will be returned to Licensor within a reasonable time designated by Licensor.

                  11.4.4 Where Satellite Delivery is indicated Licensor may deliver the Physical Materials listed in the Deal Terms to Distributor by satellite transmission commensurate with available materials and Distributor's equipment. Licensor will be responsible for all uplinking transmission costs; Distributor will be responsible for arranging to receive the satellite reception and for all downlinking reception costs. Distributor's failure to make suitable downlinking receiving arrangements, or failure to receive a transmission of the Picture due to technical downlink or reception failure, will not affect Distributor's obligations under this Agreement. If Distributor experiences a technical failure of transmission or reception, Licensor upon receipt of timely notice will attempt to assist Distributor to receive the transmission. Distributor will pay for each missed satellite feed a charge equal to Licensor's actual cost of transmission.

         11.5 Delivery Of Support Material: Licensor will also provide, at Distributor's request and expense, the Support Materials as specified in the Deal Terms or Licensor's Notice of Initial Delivery. Unless otherwise specified in the Deal Terms, all Support Materials will be shipped to Distributor by air transport. If Distributor does not use any of the Support Materials, then Distributor will obtain prior Notice of Licensor's approval before using any of its own servicing, advertising, promotional or other support material.

         11.6 Evaluation and Acceptance: Distributor will evaluate all Delivery Materials for technical acceptance promptly after their receipt. All Delivery Materials will be considered technically satisfactory and accepted by Distributor unless within ten (10) days after receipt Distributor gives Licensor Notice specifying any technical defect. If Distributor's notice is accurate, then Licensor will, at its election, either: (i) timely correct the defect and redeliver the effected Delivery Materials; or (ii) deliver new replacement Delivery Materials; or (iii) exercise its rights of suspension or withdrawal pursuant to Paragraph 17. If Distributor has undertaken a Theatrical Release or Video Release of the Picture or begun exploiting any Licensed Right, then any alleged defect will be deemed waived by Distributor.

         11.7 Ownership of Materials: Legal ownership of and title to all Delivery Materials will remain with Licensor subject to Distributor's right to use such Delivery Materials under this Agreement. Distributor will exercise due care in safe-guarding all Delivery Materials and will assume all risk for their theft or damage while they are in Distributor's possession.

         11.8 Payment for Delivery Materials: Distributor will pay for all Delivery Materials as indicated in the Deal Terms or otherwise by Notice from Licensor. All costs of Delivery and Return (including shipping charges, import fees, duties, brokerage fees, storage charges and related charges) will be Distributor's sole responsibility unless otherwise specified in the Deal Terms.

         11.9 Distributor Created Materials: Licensor will at all times have unrestricted free access to all alternate language tracks and dubbed versions, masters, advertising and promotional materials, artwork and other materials created by Distributor pursuant to this Agreement. Distributor will promptly give Licensor Notice of each Person who prepares any dubbed or subtitled tracks for the Picture and of each laboratory or facility where the tracks are located. Promptly after completion of any dubbed or subtitled version of the Picture, Distributor will provide Licensor with immediate unrestricted free access to all dubbed and subtitled tracks. Licensor will immediately become the owner of the copyright in all dubbed and subtitled tracks, subject to a non-exclusive free license in favor of Distributor to use such tracks during the Term solely for exploitation of the Licensed Rights. If such ownership is not allowed under a Law in the Territory, then Distributor will grant Licensor a non-exclusive free license to use such dubbed or subtitled tracks worldwide in perpetuity without restriction.

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

         11.10 Return of Delivery Materials: Upon expiry of the Agreement Term Distributor will at Licensor's election either: (i) return all Delivery Materials to Licensor at Distributor's expense; or (ii) destroy all Delivery Materials and provide Licensor with a customary certificate of destruction.

12.      GENERAL EXPLOITATION OBLIGATIONS

         12.1 Obligations: In exploiting each Licensed Right Distributor will abide by the following obligations in addition to any other exploitation obligations in this Agreement:

                  12.1.1 Distributor will not exploit or authorize exploitation of any Licensed Right before the end of its Holdback Period;

                  12.1.2 Distributor will not discriminate against the Picture or use the Picture to secure more advantageous terms for any other Motion Picture, product or service; and

                  12.1.3 Upon Licensor's request Distributor will provide Licensor all information reasonably available to Distributor regarding the time and place of the anticipated and actual first exploitation of each Licensed Right.

         12.2 Approvals: Licensor will have the following approval rights regarding the exploitation of each Licensed Right:

                  12.2.1 Licensor will have prior reasonable approval over the material terms of each license for exploitation of the Licensed Rights. Failure by Licensor to disapprove a proposed license within ten (10) days of Licensor's receipt of Notice of its material terms will be deemed approval.

                  12.2.2 Licensor will have prior approval in its sole discretion over the material terms of each subdistribution agreement or agency agreement for exploitation of the Licensed Rights. No such agreement will be deemed approved unless and until Distributor receives Notice of Licensor's approval.

         12.3 Continuing Obligations: Throughout the Agreement Term Distributor will use its all diligent efforts and skill in the distribution and exploitation of the Licensed Rights to maximize Gross Receipts and minimize Recoupable Distribution Costs. The Picture will be distributed and exploited consistent with the quality standards of first-class distributors in the Territory. Distributor will maintain the Picture in continuous release throughout Territory for a period consistent with its reasonable business judgment.

13.      THEATRICAL EXPLOITATION OBLIGATIONS

         13.1 Licensor's Approval: Licensor will have prior approval on an on-going basis of all significant aspects of the exploitation of the Cinematic Rights throughout the Territory, including the initial release campaign, distribution policy, exhibition contract terms, minimum and maximum print order, the total amount and specific items of the advertising and publicity budget, the advertising and marketing campaign, the release dates, the release pattern, the theaters in key cities, marketing strategy, short subject allocations, and any modifications or amendments to them. Distributor will timely submit each item to Licensor for Licensor's prior approval.

         13.2 Release Obligations: In undertaking the Theatrical release of the
Picture:

                    13.2.1 Distributor will place the Picture in general theatrical release throughout the Territory in no less than the number of cities and theaters reasonably required by Licensor and no later than the Theatrical Release Date specified in the Deal Terms;

                  13.2.2 Distributor will order and pay for no less than the Minimum Prints and no more than the Maximum Prints specified in the Deal Terms, or, if none are specified, the number reasonably required by Licensor;

                  13.2.3 Distributor will comply with the advertising and marketing campaign reasonably pre-approved by Licensor and in so doing will spend no less than the Minimum Ad Commitment and no more than the Maximum Ad Commitment specified in the Deal Terms or, if none is specified, then no less and no more than the advertising budget reasonably approved by Licensor;

                  13.2.4 Distributor will give Licensor reasonable advance notice of all premieres of the Picture in the Territory;

                   13.2.5 Distributor will not enter the Picture in any festival, charitable screening or the like without Licensor's prior approval in its sole discretion.

         13.3 Release Information: Promptly after Initial Delivery Licensor will provide Distributor with its reasonable release information requirements. Distributor will comply with these requirements. In addition, during the period between the Theatrical Release of the Picture in the Territory and the first accounting Statement, Distributor will give weekly Notice to Licensor setting forth all information available to Distributor regarding the results of such release, including exhibition terms, box office receipts as received, and expenses as incurred, on a weekly and cumulative basis.

         13.4 Exhibition Obligations: In arranging for the exhibition of the Picture, Distributor will comply with all of the following:

                   13.4.1 All exhibition agreements for the Picture must be made separate and independent from exhibition agreements for any other picture, product or service;

                   13.4.2 Distributor will not authorize or allow the Picture during its first run to be exhibited on a flat license or 4-wall basis, or as part of a multiple feature engagement, unless Licensor has given prior Notice of its approval of all relevant terms of such proposed exhibition, including the proposed allocation to the Picture of box office receipts, permitted advertising costs, license fees and film rentals;

                   13.4.3 Distributor will not authorize or allow the Picture during its first theatrical run to be exhibited with any other feature or short subject, provided that, if required to do so by Law, then Distributor will only allocate to such feature or short subject for that exhibition run the least of:
(i) one percent (1%) of net box office receipts per theater; (ii) the equivalent of Five Hundred Dollars (US$500) in the currency of the Territory per theater for each continuous playdate; or (iii) the equivalent of Twenty-Five Hundred Dollars (US $2,500) for the entire exhibition run in all theaters;

                   13.4.4 Distributor will not cancel or amend any exhibition agreement once made without Licensor's prior written approval, and any settlements submitted to Licensor for approval must be at rates no less than those for comparable Motion Pictures in the Territory;

                   13.4.5 Distributor will audit all exhibition engagements for the Picture consistent with the practices of first-class distributors in the Territory and will promptly supply Licensor with the results of such audits; and

                   13.4.6 Distributor will do all things reasonably necessary to maximize collections from exhibitors as quickly as is possible.

         13.5 Controlled Theaters: A Controlled Theater is a theater in which Distributor, any Distributor Affiliate, or any officer, director, partner, owner or shareholder owning more than 10% of any of them, has any interest, direct or indirect, in its ownership or operation. Distributor will not license the Picture to a Controlled Theater except on terms consistent with arms-length transactions between such Controlled Theater and Third Party distributors for the exhibition of comparable Motion Pictures. Distributor will promptly provide Licensor with copies, certified to be accurate, of all agreements with Controlled Theaters for exhibition of any Picture.

 14.     VIDEO EXPLOITATION OBLIGATIONS

         14.1 Video Release: Distributor will cause the Video Release of the Picture throughout the Territory by no later than the Video Release Date specified in the Deal Terms, if any.

         14.2 Limits on Use: Distributor will only exploit Videograms of the Picture in the authorized Types and Formats in the Deal Terms. Distributor will not advertise or authorize advertising of the availability of Videograms of the Picture to the public until two (2) months before the end of the applicable Video Holdback.

         14.3 Efforts and Quality: Distributor will use all diligent efforts and skill in the manufacture, distribution, and exploitation of Videograms of the Picture. The Videograms manufactured by Distributor will meet quality standards at least comparable to other Videograms commercially available through legitimate outlets in the Territory.

         14.4 Catalogue Availability: From the end of the applicable Video Holdback until the expiry of the License Period for the Video Licensed Rights Distributor will make Videograms of the Picture available in the Territory through its catalogue and will not allow them to leave normal channels of distribution for a commercially unreasonable period of time.

         14.5 Licensor's Ad Campaign Approval Rights: Licensor will have the right of prior approval of the advertising and marketing campaign for the exploitation of the Video Licensed Rights in the Picture. Distributor will submit all proposed advertising and artwork to Licensor for approval before it is used. Licensor's approval will be deemed given if Licensor does not give Notice to Distributor of an objection within one (1) month of Licensor's receipt of these items.

         14.6 Licensor's Packaging Approval Rights: Distributor at its cost will provide Licensor for its reasonable approval one (1) prototype copy of each authorized format of Videogram and its packaging promptly after their manufacture and before their sale or disposition. Licensor's approval will be deemed given if Licensor does not give Notice to Distributor of an objection within ten (10) days of Licensor's receipt of these items. Distributor will provide Licensor with a reasonable number (not exceeding ten (10)) free copies of each authorized Format of Videogram and its packaging subject only to applicable duties.

         14.7 Limits On Included Material: Distributor will not authorize or allow any other Motion Picture, advertising, or other material to be included on any Videogram of the Picture without prior Notice of Licensor's approval.

         14.8 Minimum Retail Price: If a Minimum Retail Price is contained in the Deal Terms, Distributor, if not prohibited by Law, will not exploit or authorize exploitation of Videograms to the consumer at a price less than such Minimum Retail Price. In any case, for purposes of calculating Gross Receipts and amounts due Licensor, all Videograms will be deemed sold at retail for not less than the Minimum Retail Price in the Deal Terms.

         14.9 Minimum Wholesale Price: If a Minimum Wholesale Price is contained in the Deal Terms, Distributor, if not prohibited by Law, will not exploit or authorize exploitation of Videograms at the Wholesale Level at a price less than such Minimum Wholesale Price. In any case, for purposes of calculating Gross Receipts and all amounts due Licensor, the wholesale price of all Videograms will be deemed to be the greater of either their actual wholesale selling price or the Minimum Wholesale Price in the Deal Terms.

         14.10 Free Goods: Distributor will not dispose of more than the amount of Videograms set forth in the Deal Terms as promotional, discount, or free samples ("Free Goods") without Notice of Licensor's prior approval. Any sale, rental or other disposition of Videograms beyond such amount will be considered as if sold at not less than the Minimum Wholesale Price in the Deal Terms for purposes of computing any amounts due Licensor.

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

         14.11 Sell-Off Period: During the last six (6) months of the License Period for the Video Licensed Rights Distributor will not manufacture Videograms in excess of those reasonably anticipated to meet normal customer requirements. During the three (3) month period following the end of the License Period for the Home Video Licensed Rights, and provided this Agreement has not been terminated under Paragraph 17.2, 18.2 or 18.4, Distributor will have the non-exclusive right to sell off its then existing inventory of Videograms for Home Video exploitation only. At the end of this three (3) month period Distributor will at Licensor's election either sell its remaining Videograms and their packaging to Licensor at Distributor's cost or destroy them and provide Licensor with a customary certificate of destruction.

         14.12 Import/Export Restrictions: Distributor will not import or authorize importation of Videograms embodying the Picture into the Territory other than the Delivery Materials provided by Licensor. At no time will Distributor export or authorize exportation of Videograms embodying the Picture from the Territory.

15.      TELEVISION EXPLOITATION OBLIGATIONS

         15.1 Release Obligations: In exploiting the Television Licensed Rights in the Picture:

                  15.1.1 Distributor will notify Licensor in advance of the time and place of the expected first Pay TV and Free TV broadcast of the Picture in the Territory;

                  15.1.2 Distributor will not broadcast or authorize broadcast of the Picture by any form of Pay TV or Free TV in dubbed or subtitled version except as authorized in the Deal Terms;

                  15.1.3 Distributor will not broadcast or authorize broadcast of the Picture for more than the number of Run(s) or Playdate(s) authorized in the Deal Terms, or, if none are there authorized, for more than the number of Run(s) or Playdate(s) reasonably preapproved by Licensor;

                  15.1.4 Distributor will not broadcast or authorize broadcast of the Picture by any form of Pay TV other than an encrypted form, and Distributor will not sell, rent or export or authorize the sale, rental or export of decoders for such encryption outside the Territory; and

                  15.1.5 Distributor will not broadcast or authorize broadcast of the Picture by any means, including terrestrial, cable or satellite, from within the Territory where the broadcast is primarily intended for reception outside the Territory or is capable of reception by more than an insubstantial number of home television receivers outside the Territory.

         15.2 Run - Defined: A Run means one (1) telecast of the Picture during a twenty-four (24) hour period over the non-overlapping telecast facilities of an authorized telecaster such that the Picture is only capable of reception on television receivers within the reception zone of such telecaster once during such period. A simultaneous telecast over several interconnected local stations (i.e. on a network) constitutes one (1) telecast; a telecast over non-interconnected local stations whose signal reception areas do not overlap constitutes a telecast in each station's local broadcast area.

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

         15.3 Playdate - Defined: A Playdate means one or more telecasts of the Picture during a twenty-four (24) period over the non-overlapping telecast facilities of an authorized telecaster such that the Picture is only capable of reception on television receivers within the reception zone of such telecaster during such period.

         15.4 Usage Reports: Upon Licensor's request Distributor will promptly provide Licensor with Notice of the title of the Picture in each Authorized Language used for each telecast of the Picture. Distributor will also provide the following information to the extent reasonably available to Distributor: (i) each person responsible for preparing a dubbed or subtitled version of the Picture; and (ii) the time and place of each telecast of the Picture since the last Notice to Licensor.

         15.5 Commercials: In exploiting any Pay TV or Free TV Licensed Rights Distributor may insert or authorize insertion of commercial announcements in the Picture but only at those points designated by Licensor. Distributor will require each broadcaster to broadcast all credits, trademarks, logos, copyright notices and other symbols appearing on the Picture as furnished by Licensor.

         15.6 Conclusion of Runs or Playdates: The License Period for each Pay TV or Free TV Licensed Right ends on the earlier of the end of the License Period specified in the Deal Terms or the conclusion of the last Authorized Run or Playdate for such Licensed Right. For example, if two (2) Runs are authorized for the Terrestrial Free TV Rights then its License Period expires at the end of the second Run even if a License Period continues for other Television Rights. A License Period will not be extended because Distributor failed to take all Authorized Runs or Playdates for the applicable Licensed Right.

         15.7 Secondary Broadcasts:

                  15.7.1 "Secondary Broadcast" means the simultaneous, unaltered and unabridged retransmission by a cable, microwave or telephone system for reception by the public of an initial transmission, by wire or over the air, including by satellite, of a Motion Picture intended for reception by the public.

                  15.7.2 "Compulsory Administration" means any Law under which:
(i) Secondary Broadcasts are subject to compulsory license; (ii) cable systems or other Persons may make Secondary Broadcasts without first obtaining authorization from rightsholders or Persons making originating broadcasts; or
(iii) rightsholders may only grant or withhold authorization for Secondary Broadcasts through collective management societies or collective contractual agreements.

                  15.7.3 Licensor reserves all rights to make, authorize and collect royalties for any Secondary Broadcast of the Picture whether the primary broadcast originates inside or outside the Territory. Licensor does not grant any exclusivity protection against Secondary Broadcasts and no Secondary Broadcast of the Picture anywhere in the Territory at any time will be a breach of this Agreement by Licensor regardless of where the primary broadcast originated.

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

                  15.7.4 If during the Agreement Term Secondary Broadcasts are subject to Compulsory Administration in a country in the Territory, then Licensor reserves the right to collect all royalties for Secondary Broadcasts of the Picture in such country regardless of where the primary broadcast originated. If broadcasters may grant or withhold authorization for Secondary Broadcasts of their primary broadcasts in such country then: (i) Distributor will require each broadcaster in such country licensing the Picture to abide by Licensor's reasonable directions regarding Secondary Broadcasts of the Picture; (ii-78) such directions may require the broadcaster to prohibit Secondary Broadcasts of the Picture until after a date designated by Licensor; and (iii) Distributor will timely give Notice to Licensor of primary broadcasts to which Distributor reasonably believes this provision will apply.

16.      MUSIC

         16.1 Cue Sheets: To the extent required and available, Licensor will supply Distributor promptly after Delivery with available music cue sheets listing the composer, lyricist and publisher of all music embodied in the Picture. Distributor will as necessary promptly file with the appropriate governmental agency or music rights society in the Territory the music cue sheets supplied by Licensor without change.

         16.2 Synchronization: Licensor represents and warrants to Distributor that Licensor controls all rights necessary to synchronize the music contained in the Picture on all copies exploited by Distributor throughout the Territory for the Agreement Term. Licensor authorizes Distributor to exploit such synchronization rights without charge in conjunction with its exploitation of the Picture. Licensor will be solely responsible for paying all royalties or charges necessary to obtain and control such synchronization rights for the Agreement Term and will hold Distributor harmless from any payments in this regard.

         16.3 Mechanical: Licensor represents and warrants to Distributor that Licensor controls all rights necessary to make mechanical reproductions of the music contained in the Picture on all copies exploited by Distributor throughout the Territory for the Agreement Term. Licensor authorizes Distributor to exploit such mechanical rights without charge in conjunction with its exploitation of the Picture. Licensor will be solely responsible for paying all royalties or charges necessary to obtain and control such mechanical rights for the Agreement Term, and Licensor will hold Distributor harmless from any payments in this regard, provided if a mechanical or authors' right society in the Territory refuses to honor the authorization obtained by Licensor in the country of origin of the Picture then Distributor will be solely responsible for such royalties or charges.

         16.4 Performance: Licensor represents and warrants to Distributor that the nondramatic ("small") performing rights in each musical composition embodied in the Picture are: either (i) in the public domain in the Territory; or (ii) controlled by Licensor sufficient to allow Distributor to exploit the Licensed Rights without additional payment for such rights; or (iii) available by license from the local music performing rights society(ies) in the Territory affiliated with the International Confederation of Authors and Composers Societies (CISAC). With regard to music in category (iii), Distributor will be solely responsible for obtaining a license to exploit such performance rights from the local music performing rights society(ies).

         16.5 Publishing: As between Licensor and Distributor, Licensor will be solely entitled to collect and retain the publisher's share of any music royalties arising from Distributor's exploitation of any Licensed Rights in the Picture.

17.      SUSPENSION AND WITHDRAWAL

         17.1 Licensor's Right: Licensor may suspend Delivery or withdraw the Picture at any time: (i) if Licensor determines in good faith that its exploitation might infringe the rights of others or violate any Law; (ii) if Licensor determines in good faith that its Materials are unsuitable for the manufacture of first class commercial quality exploitation materials; (iii) due to Force Majeure; or (iv) if Distributor refuses to accept Delivery of the Picture for any reason.

         17.2 Effect of Suspension: Distributor will not be entitled to claim any damages or lost profits for any suspension. Instead the Agreement Term will be extended for the length of each suspension. If any suspension lasts more than three (3) consecutive months, then either Party may terminate this Agreement on ten (10) days notice, in which case the Picture will be treated as withdrawn.

         17.3 Effect Of Withdrawal: If the Picture is withdrawn or treated as withdrawn after a period of suspension, then Licensor must either substitute a Motion Picture of like quality mutually satisfactory to Licensor and Distributor, or must refund promptly all unrecouped amounts of the Guarantee paid to Licensor and all unrecouped Recoupable Distribution Costs. Distributor's sole remedy will be to receive this substitute or refund. In no case may Distributor collect any lost profits or consequential damages.

         17.4 Force Majeure: Force Majeure means any fire, flood, earthquake, or public disaster; strike, labor dispute or unrest; unavailability of any major talent committed to the Product; unavoidable accident; breakdown of electrical or sound equipment; failure to perform or delay by any laboratory or supplier; delay or lack of transportation; embargo, riot, war, insurrection or civil unrest; any Act of God including inclement weather; any act of legally constituted authority; or any other cause beyond the reasonable control of Licensor.

18.      DEFAULT AND TERMINATION

         18.1 Distributor's Default: Distributor will be in default if: (i) Distributor fails to pay any installment of the Guarantee when due; (ii) Distributor becomes insolvent or fails to pay its debts when due; (iii) Distributor makes an assignment for the benefit of creditors, seeks relief under any bankruptcy law or similar law for the protection of debtors, or allows a petition of bankruptcy to be filed against it or a receiver or trustee to be appointed for substantially all of its assets that is not removed within thirty
(30) days; (iv) Distributor breaches any material term, covenant or condition of this Agreement or any other agreement with Licensor; (v) a Distributor Affiliate breaches any material term, covenant or condition of any other agreement with Licensor; or (vi) Distributor attempts to make any assignment, transfer, sublicense or appointment of an agent without first obtaining Licensor's approval under Paragraph 23.1.

         18.2 Notice To Distributor: Licensor will give Distributor Notice of any claimed default. If the default is capable of cure then Distributor will have ten (10) days after receipt of Licensor's Notice to cure a monetary default, and twenty (20) days after receipt to cure a non-monetary default. If the default is incapable of cure, or if Distributor fails to cure within the times provided, then Licensor may proceed against Distributor for available relief, including terminating this Agreement retroactive to the date of default, suspending Delivery of the Picture and declaring all unpaid amounts due Licensor immediately due and payable.

         18.3 Licensor's Default: Licensor will be in default if: (i) Licensor becomes insolvent or fails to pay its debts when due; (ii) Licensor makes an assignment for the benefit of creditors, or seeks relief under any bankruptcy law or similar law for the protection of debtors, or allows a petition of bankruptcy to be filed against it or a receiver or trustee appointed for substantially all of its assets that is not removed within thirty (30) days; or
(iii) Licensor breaches any material term, covenant, or condition of this Agreement. Any default by Licensor is limited to the Picture, and no default by Licensor as to any one agreement with Distributor will be a default as to any other agreement with Distributor.

         18.4 Notice To Licensor: Distributor will give Licensor Notice of any claimed default. Licensor will have ten (10) days after receipt of Distributor's Notice to cure a monetary default, and twenty (20) days after receipt to cure a non-monetary default. If Licensor fails to cure within the times provided, then Distributor may proceed against Licensor for all available relief, provided, however, that in no case may Distributor collect any "lost profits" or consequential damages.

         18.5 Arbitration: Any dispute under this Agreement will be resolved by final and binding arbitration under the Rules of International Arbitration of the American Film Marketing Association in effect when the arbitration is filed (the "AFMA Rules"). Each Party waives any right to adjudicate any dispute in any other court or forum, except that a Party may seek interim relief before the start of arbitration as allowed by the AFMA Rules. The arbitration will be held in the Forum designated in the Deal Terms, or, if none is designated, as determined by the AFMA Rules. The Parties will abide by any decision in the arbitration and any court having jurisdiction may enforce it. The Parties submit to the jurisdiction of the courts in the Forum to compel arbitration or to confirm an arbitration award. The Parties agree to accept service of process in accordance with the AFMA Rules.

19.      ANTI-PIRACY PROVISIONS

         19.1 Copyright Notice Requirements: Distributor will include on each Copy of the Picture distributed under its authority the copyright notice and anti-piracy warning supplied by Licensor. A Copy of the Picture includes all negatives, preprint materials, release prints, masters, tapes, cassettes, discs or Videograms and their packaging.

         19.2 Anti-Piracy Warning:

                  19.2.1 The anti-piracy warning on each Copy of the Picture must read substantially as follows:

                           "WARNING THIS MOTION PICTURE IS PROTECTED BY LAW. Any unauthorized copying, distribution, performance, renting, lending, exporting, importing, dissemination or exhibition is prohibited by law. Violators will be subject to criminal prosecution and civil penalties.

                           THIS MOTION PICTURE IS REGISTERED WITH THE AFMA ANTI-PIRACY PROGRAM"

                  19.2.2 Videograms and their packaging must contain this additional warning:

                           "Licensed only for use in ____________________"

                  19.2.3 Videograms exploited for Home Video and their packaging must include:

                           "Authorized For Private Home Use Only"

         19.3 Enforcement: Distributor will take all reasonable steps to protect the copyright in the Picture and to prevent piracy. Licensor may participate in any anti-piracy action using counsel of its choice. Licensor's expenses will be reimbursed from any recovery in equal proportion with Distributor's expenses. If Distributor fails to take anti-piracy action, Licensor may do so in Licensor's or Distributor's name, with all recoveries belonging to Licensor.

         19.4 New Technology: If during the Agreement Term new technology in use in the Territory inhibits the unauthorized duplication of copies of the Picture, interferes with the reception of broadcast signals without use of an authorized decoding device, or otherwise provides protection against unauthorized exploitation of the Picture, then Distributor will use such technology in a reasonable manner in exploiting the Picture. Distributor may deduct the cost of so doing as a Recoupable Distribution Cost after first obtaining Notice of Licensor's reasonable approval.

         19.5 No Warranty Against Piracy: The Parties acknowledge that it is in their mutual interest to prevent piracy of the Picture in the Territory. Licensor has informed Distributor of any act of piracy of the Picture in the Territory of which Licensor is aware, and such information has been considered in determining the Guarantee along with the other terms of this Agreement. Distributor has also taken all necessary steps to inform itself of any piracy of the Picture in the Territory before executing this Agreement. No piracy of the Picture, whether occurring before or after execution of this Agreement, will allow Distributor to terminate this Agreement or reduce any amounts due Licensor. Licensor will cooperate with Distributor to prevent or remedy any such act of piracy.

20.      LICENSOR'S WARRANTIES

         20.1 As Principal: If the Cover Page indicates Licensor is a principal then Licensor represents and warrants to Distributor that the following are true and correct and will remain so throughout the Agreement Term:

                  20.1.1 Licensor has full authority and capacity to execute this Agreement and full legal and financial ability to perform all of its obligations under this Agreement;

                  20.1.2 There are no existing or threatened claims or litigation which would adversely affect or impair any of the Licensed Rights in the Territory during the Agreement Term;

                  20.1.3 Licensor has not licensed, encumbered or assigned and will not license, encumber or assign any Licensed Right to any other Person in the Territory during its applicable License Period;

                  20.1.4 Licensor will not exploit or authorize exploitation of any Reserved Right in the Territory before the end of the applicable Licensor Holdback period;

                  20.1.5 The Picture was produced by authors who are nationals of or have their habitual residence in, or was first published or simultaneously first published in, a country which at the time of such production or publication was a signatory to the Berne Convention for the Protection of Literary and Artistic Works or the Universal Copyright Convention or the Buenos Aires Convention, and Licensor has not done any act or omitted to do any act which would impair the copyright in the Picture within the Territory during the Agreement Term; and

                  20.1.6 Neither the Picture nor the exercise of any Licensed Rights does or will: (i) defame, or hold in a false light, or infringe any privacy or publicity or other personal right of any Person; or (ii) infringe any copyright, trademark, right of ideas, parent, or any other property right of any Person.

         20.2 As Agent: If the Cover Page indicates Licensor is acting as an agent Licensor represents and warrants to Distributor that the following are true and correct and will remain so throughout the Agreement Term:

                  20.2.1 Licensor has full authority from its principal designated on the Cover Page to enter into this Agreement on behalf of its principal and Licensor's principal will be bound by this Agreement;

                  20.2.2 To the best of Licensor's knowledge there are no existing or threatened claims or litigation which would adversely affect or impair any of the Licensed Rights;

                  20.2.3 To the best of Licensor's knowledge there are no other agreements licensing, encumbering or assigning any Licensed Right to any other Person in the Territory during its License Period;

                  20.2.4 Licensor's principal has made to Licensor each of the representations and warranties in Paragraph 20.1 and has authorized Licensor to make those representations and warranties directly from the principal to Distributor on the principal's behalf. In case of a breach of any representation or warranty in Paragraph 20.1, Distributor agrees to look directly to the principal and not to Licensor for any remedies Distributor might have.

21. DISTRIBUTOR'S WARRANTIES

         21.1 As Principal: Distributor represents and warrants to Licensor that the following are true and correct and will remain so throughout the Agreement
Term:

                  21.1.1 Distributor has full authority and capacity to execute this Agreement and full legal and financial ability to perform all of its obligations under this Agreement;

                  21.1.2 There are no existing or threatened claims or litigation which would adversely affect or impair Distributor's ability to perform under this Agreement;

                  21.1.3 Distributor will honor all restrictions on the exercise of the Licensed Rights and the Allied Rights under this Agreement and will not exploit any Licensed Right outside the Territory, before the end of its Holdback or after its License Period.

         21.2 As Assignor: In case of any assignment of this Agreement pursuant to Paragraph 23.1, Distributor makes the following additional representations and warranties to Licensor:

                  21.2.1 As a condition to the effectiveness of such assignment the assignee can and will make all of the representations and warranties set forth in Paragraph 21.1 directly to Licensor; and

                  21.2.2 If the assignee breaches any of those representations and warranties, then Licensor, in addition to any right or remedy, may proceed directly against Distributor for such breach without first proceeding against such assignee or exhausting any right or remedies against such assignee.

22.      INDEMNITIES

         22.1 By Licensor: Licensor will indemnify and hold harmless Distributor, including its officers, directors, partners, owners, shareholders, employees, attorneys and agents, from all claims, loss, liability, damages or expenses, including reasonable attorneys' fees, but not including lost profits, due to breach of any of Licensor's representations or warranties. Licensor will remain responsible for honoring Licensor's indemnities despite any assignment pursuant to Paragraph 23.2. If Licensor is acting as an agent, these indemnities are also made directly by Licensor's principal to Distributor, but Distributor will look only to Licensor's principal to honor these indemnities with regard to the principal's representations and warranties.

         22.2 By Distributor: Distributor will indemnify and hold harmless Licensor, including its officers, directors, partners, owners, shareholders, employees, attorneys and agents, from all claims, loss, liability, damages or expenses, including reasonable attorneys' fees, but not including lost profits, due to breach of any of Distributor's representations or warranties. Distributor will remain responsible for honoring Distributor's indemnities despite any assignment, transfer, sublicense or appointment of an agent under Paragraph 23.1.

23.      ASSIGNMENT AND SUBLICENSING

         23.1 Distributor's Limitations: This Agreement is personal to Distributor. Distributor may not assign or transfer this Agreement, or sublicense or use an agent to exploit any Licensed Rights, whether voluntarily or involuntarily, without prior Notice of Licensor's approval in Licensor's sole discretion. A transfer of a controlling interest in Distributor's capital stock or other evidence of ownership will be a transfer for which prior Notice of Licensor's consent is required. If Licensor consents to an assignment, transfer, sublicense or agent then this Agreement will be binding on such authorized assignee, transferee, subdistributor or agent but will not release Distributor from its obligations under this Agreement.

         23.2 Licensor's Rights: Licensor may freely assign or transfer this Agreement or any of its rights under this Agreement, but no such assignment or transfer will relieve Licensor of its obligations under this Agreement, unless it is to a company which acquires all or substantially all of Licensor's assets.

         23.3 Licensor's Assignment For Financing Purposes: If Licensor pledges this Agreement or assigns its right to receive any payment to a lender, completion guarantor or other Person as security for or in connection with any loan or other obligation, then Distributor will promptly on request execute a reasonable and customary notice and acknowledgement of assignment and charge or similar document as necessary to establish or perfect the Person's interest or secure its rights. Distributor agrees to abide by consistent written instructions from Licensor and such Person in making any payments otherwise due Licensor directly to such Person. Distributor agrees not to assert any offset rights against such Person or to assert any rights it may have against Licensor to delay, diminish or excuse the payment of any sums pledged or assigned to such Person. Instead Distributor will only treat such offsets or other rights as a separate and unrelated matter solely between Licensor and Distributor.

24.      MISCELLANEOUS PROVISIONS

         24.1 Separability: In case of any conflict between this Agreement and any material Law the latter will prevail.

         24.2 No Waiver: No waiver of any breach will waive any other breach. No waiver is effective unless in writing. The exercise of any right will not waive any other right or remedy.

         24.3 Remedies Cumulative: All remedies are cumulative, and resorting to one will not preclude resorting to any other at any time.

         24.4 Notices: All Notices must be in writing and sent to a Party at its address on the Cover Page by fax, telex, telegram or first class mail. Notice will be effective when received. Either Party may change its place for Notice by Notice duly given.

         24.5 Entire Agreement: This Agreement contains the entire understanding of the Parties regarding its subject matter. It supersedes all previous written or oral negotiations, deal memos, understandings or representations between the parties regarding its subject matter, if any. Each Party expressly waives any right to rely on such negotiations understandings or representations, if any.

         24.6 Modification: No modification or amendment of this Agreement will be effective unless in writing and signed by both Parties.

         24.7 Captions: Captions and paragraph headings are for convenience only.

         24.8 Terminology: As used in the Agreement "and" means all of the possibilities, "or" means any or all of the possibilities in any combination, and "either ... or" means only one of the possibilities. "Including" means "including without limitation." "Must" or "will" means a Party has the obligation to act or refrain from acting as indicated; "may" means a Party has the right but not the obligation to act or refrain from acting as indicated.

         24.9 Governing Law: This Agreement will be governed by and interpreted under the laws of the state or jurisdiction specified as Governing Law in the Deal Terms. If none is specified, then the Governing Law will be the Laws of the State of California.

         24.10 Forum: The Parties consent to the Forum designated in the Deal Terms as the place for resolving all disputes under this Agreement. If none is specified, then the Forum will be Los Angeles County, California, U.S.A.

                              AFMA(R) INTERNATIONAL
                        SCHEDULE OF LICENSING DEFINITIONS

A.       Cinematic Rights Definitions:

          Cinematic means Theatrical, Non-Theatrical and Public Video exploitation of a Motion Picture.

          Theatrical means exploitation of a Motion Picture Copy only for direct exhibition in conventional or drive-in theaters, licensed as such in the place where the exhibition occurs, that are open to the general public on a regularly scheduled basis and that charge an admission fee to view the Motion Picture.

          NonTheatrical means exploitation of a Motion Picture Copy only for direct exhibition before an audience by and at the facilities of either organizations not primarily engaged in the business of exhibiting Motion Pictures, such as in educational organizations, churches, restaurants, bars, clubs, trains, libraries, Red Cross facilities, oil rigs and oil fields, or governmental bodies such as in embassies, military bases, military vessels and other governmental facilities flying the flag of the licensed territory. NonTheatrical does not include Commercial Video, Public Video, Airline, Ship or Hotel exploitation.

          Public Video means exploitation of a Motion Picture Copy embodied in a Videogram only for direct exhibition before an audience in a "mini-theater", an "MTV theater" or like establishment that charges an admission to use the viewing facility or to view the Videogram and that is not licensed as a traditional motion picture theater in the place where the viewing occurs.

B.       Video Rights Definitions

         Video means Home Video and Commercial Video exploitation of a Motion Picture.

          Home Video means Home Video Rental and Home Video SellThru exploitation of a Motion Picture.

          Home Video Rental means exploitation of a Motion Picture Copy embodied in a Videogram that is rented to the viewer only for non-public viewing of the embodied Motion Picture in a linear form within a private living place where no admission fee is charged for such viewing.

          Home Video SellThru means exploitation of a Motion Picture Copy embodied in a Videogram that is sold to the viewer only for non-public viewing of the embodied Motion Picture in a linear form within a private living place where no admission fee is charged for such viewing.

         Commercial Video means the exploitation of a Motion Picture Copy embodied in a Videogram only for direct exhibition in a linear form before an audience by and at the facilities of either organizations not primarily engaged in the business of exhibiting Motion Pictures, such as in educational organizations, churches, restaurants, bars, clubs, trains, libraries, Red Cross facilities, oil rigs and oil fields, or governmental bodies such as in embassies, military bases, military vessels and other governmental faculties flying the flag of the licensed territory, but only to the extent that such exploitation is not otherwise utilized in the licensed territory as a form of Non-Theatrical exploitation. Commercial Video does not include Non-Theatrical, Public Video, Airline, Ship or Hotel exploitation.

C.       Ancillary Rights Definitions

         Ancillary means Airline, Ship and Hotel exploitation of a Motion
Picture.

         Airline means exploitation of a Motion Picture Copy only for direct exhibition in airplanes that are operated by an airline flying the flag of any country in the licensed territory for which Airline exploitation is granted, but excluding airlines that are customarily licensed from a location outside the licensed territory or that are only serviced in but do not fly the flag of a country in the licensed territory.

         Ship means exploitation of a Motion Picture Copy only for direct exhibition in sea or ocean going vessels that are operated by an shipping line flying the flag of any country in the licensed territory for which Ship exploitation is granted but excluding shipping lines that are customarily licensed from a location outside the territory or that are only serviced in but do not fly the flag of a country in the licensed territory.

         Hotel means the exploitation of a Motion Picture Copy only for direct exhibition in temporary or permanent living places, such as hotels, motels, apartment complexes, cooperatives or condominium projects, by means of closed-circuit television systems where the telecast originates within or in the immediate vicinity of such living places.

D.       Pay TV Rights Definitions

         Pay TV means Terrestrial Pay TV, Cable Pay TV and Satellite Pay TV exploitation of a Motion Picture. Pay TV does not include any form of PayPerView.

         Terrestrial Pay TV means over-the-air broadcast of a Motion Picture Copy by means of encoded Hertzian waves for reception on television receivers where a charge is made: (i) to viewers in private living places for use of a decoding device to view a channel that broadcasts the Motion Picture along with other programming; or (ii) to the operator of a hotel or similar temporary living place located distant from where the broadcast signal originated for use of a decoding device to receive a channel that broadcasts the Motion Picture and other programming and retransmit it throughout the temporary living place for viewing in private rooms.

         Cable Pay TV means originating transmission of a Motion Picture copy by means of an encoded signal over coaxial or fiber-optic cable for reception on television receivers where a charge is made: (i) to viewers in private living places for use of a decoding device to view a channel that transmits the Motion Picture along with other programming; or (ii) to the operator of a hotel or similar temporary living place located distant from where the broadcast signal originated for use of a decoding device to receive a channel that broadcasts the Motion Picture and other programming and retransmit it throughout the temporary living place for viewing in private rooms.

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         Satellite Pay TV means the uplink broadcast of an encoded signal to a satellite and its down-link broadcast to terrestrial satellite reception dishes of a Motion Picture Copy for viewing on television receivers located in the immediate vicinity of their reception dishes where a charge is made: (i) to viewers in private living places for use of a decoding device to view a channel that broadcasts the Motion Picture along with other programming; or (ii) to the operator of a hotel or similar temporary living place located distant from where the broadcast signal originated for use of a decoding device to receive a channel that broadcasts the Motion Picture and other programming and retransmit it throughout the temporary living place for viewing in private rooms.

E.       Free TV Rights Definitions

         Free TV means Terrestrial Free TV, Cable Free TV, and Satellite Free TV exploitation of a Motion Picture. Free TV does not include any form of PayPerView.

         Terrestrial Free TV means over-the-air broadcast by Hertzian waves of a Motion Picture Copy for reception on television receivers in private living places without a charge to the viewer for the privilege of viewing the Motion Picture, provided that for this purpose government television receiver assessments or taxes (but not a charge for PayPerView or Pay TV) will not be deemed a charge to the viewer.

         Cable Free TV means the originating transmission by coaxial or fiber-optic cable of a Motion Picture Copy for reception on television receivers in private living places without a charge to the viewer for the privilege of viewing the Motion Picture, provided that for this purpose neither government television receiver assessments or taxes nor the regular periodic service charges (but not a charge for PayPerView or Pay TV) paid by a subscriber to a cable television system will be deemed a charge to the viewer.

         Satellite Free TV means the up-link broadcast to a satellite and its down-link broadcast to terrestrial satellite reception dishes of a Motion Picture Copy for viewing on television receivers in private living places located in the immediate vicinity of their reception dishes without a charge to the viewer for the privilege of viewing the Motion Picture, provided that for this purpose government satellite dish or television receiver assessments or taxes (but not a charge for PayPerView or Pay TV) will not be deemed a charge to the viewer.

F.       Other Rights Definitions:

         Demand View means the transmission of a Motion Picture Copy by means of an encoded signal for reception on television receivers in homes and similar permanent living places where a charge is made to the viewer for the right to use a decoding device to view the Motion Picture at a time selected by the viewer for each viewing.

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         Interactive Multimedia means exploitation of an Interactive Multimedia
Work by means of a computing device that allows the Interactive Multimedia Work to be directly perceived and manipulated by the user of the computing device and that either stores the Interactive Multimedia Work on the user's computing device or accesses the Interactive Multimedia Work by electronic means from another computing device interconnected with and located in the immediate vicinity of the user's computing device.

         Interactive Networked Multimedia means exploitation of an Interactive Multimedia Work over the facilities of a communications system that allows the user of a computing device to engage in two-way transmissions over the system to access the Interactive Multimedia Work, irrespective of the operator of the system or the means by which signals are carried, and that stores the Interactive Multimedia Work for transmission over the system at a place distant from the place where the user's computing device is located.

         Live Performance means performance of a Motion Picture or its Underlying Material by live players, whether by reading, performance, musical or dramatic rendition or pantomime, where the performance occurs directly before a live audience or is broadcast live and without prerecorded material directly to the public, but excluding performances less than fifteen (15) minutes in length done for the purposes of advertising or publicizing the Motion Picture.

         Merchandising means exploitation of tangible goods that are based on or utilize names, likenesses or characteristics of artists in their roles in a Motion Picture or physical materials appearing in or used for a Motion Picture and that are made for sale to the general public.

         NonResidential PayPerView means the broadcast of a Motion Picture Copy by means of an encoded signal for reception on television receivers in hotels or similar temporary living places where a charge is made to the viewer for the right to use a decoding device to view the broadcast of the Motion Picture at a time designated by the broadcaster for each viewing.

         PayPerView means NonResidential PayPerView, Residential PayPerView and Demand View exploitation of a Motion Picture. PayPerView does not include any form of Pay TV or Free TV.

         Publishing means exploitation of hard cover or soft cover printed publications of a novelization of a Motion Picture or artwork, logos or photographic stills created for use in the Motion Picture that are included in such novelization.

         Residential PayPerView means the broadcast of a Motion Picture Copy by means of an encoded signal for reception on television receivers in homes or similar permanent living places where a charge is made to the viewer for the right to use a decoding device to view the broadcast of the Motion Picture at a time designated by the broadcaster for each viewing.

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G.       Additional Definitions:

         Affiliate means any Person, including any officer, director, employee or partner of a Person controlled by, controlling or under common control with a Party.

         Availability Date means the first day after the end of the Holdback Period for a Licensed Right. If the Availability Date refers to a category of Licensed Rights, it refers to the first date on which Distributor may exploit any Licensed Right in the category. For example, the Pay TV Availability Date is the first date on that Distributor may exploit the Pay TV Terrestrial, Pay TV Cable or Pay TV Satellite Right.

         Broadcast means the communication to the public of a Motion Picture by means of wire, cable, wireless diffusion or radio waves that allows the Motion Picture to be viewed on a television receiver. Broadcast means the same as telecast or diffusion.

         Cassette means the same as VideoCassette.

         CDI means the same as Compact Disc Interactive.

         Compact Disc means a combined optical and electronic storage device designed to be used in conjunction with a computer that causes a Motion Picture to be visible on the screen of a monitor or television receiver for viewing in a substantially linear manner. A Compact Disc does not include any type of VideoCassette or VideoDisc.

         Compact Disc Interactive when used as a Right is a type of Interactive Multimedia Right and when used to describe a Work is a type of Interactive MultiMedia Work.

         Disc means the same as VideoDisc.

         Exhibition means the same as public performance.

         First Negotiation means that, provided that Distributor is then actively engaged in the distribution business on a financially secure basis, Licensor will negotiate with Distributor in good faith for a period of ten (10) days regarding the matter for which Distributor has a First Negotiation right before entering into negotiations regarding the matter with any other Person. If no agreement is reached within this time period, then Licensor will be free to stop negotiations with Distributor and then to negotiate and conclude an agreement regarding the proposed matter with any other Person on any terms.

         Interactive Multimedia Work means a Work consisting primarily of a presentation communicated to a user through the combination of two or more media of expression, whether textual, audio, pictorial, graphical or audiovisual, where a significant characteristic of the presentation is the ability of the user to manipulate the content of the presentation by means of a computing device in real time and in a nonlinear fashion.

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         Laser Disc is a type of VideoDisc.

         Law means any statute or ordinance, whether municipal, state, national or territorial, any executive, administrative or judicial regulation, order, judgment or decree, any treaty or international convention, or any rule, custom or practice with force of law.

         Motion Picture means an audiovisual work consisting of a series of related images that, when shown in succession, impart an impression of motion, with accompanying sounds, if any.

         Motion Picture Copy means the embodiment of a Motion Picture in any physical form, including film, tape, cassette or disc. Where a specific medium is limited to exploitation by a specific physical form, for example, to Videograms, then Motion Picture Copy with respect to such medium is limited to such physical form.

         Party means either Licensor or Distributor.

         Pay-Cable TV means the same as Cable Pay TV.

         Person means any natural person or legal entity.

         Principal Photography means the actual photographing of a Motion Picture, excluding second-unit photography or special effects photography, requiring the participation of the director and the on-camera participation of a featured member of the principal cast.

         Remake means a new Motion Picture derived from an existing Motion Picture or its Underlying Material in which substantially the same characters and events as shown in the existing Motion Picture are depicted.

         Rights means rights, licenses and privileges under copyright, trademark, neighboring rights or other intellectual property rights with regard to any type of exploitation of a Motion Picture or its Underlying Material.

         Sequel means a new Motion Picture derived from an existing Motion Picture or its Underlying Material in which a character, event or locale depicted in the existing Motion Picture or its Underlying Material is shown engaged in or as the subject of substantially new and different events than those depicted in the existing Motion Picture.

         Underlying Material means the literary and other material from which a Motion Picture is derived or on which it is based, including all versions of the screenplay, all notes, memos, direction, comments, ideas, stage business and other material incorporated in any version of the Motion Picture, and, to the extent necessary rights and licenses have been duly obtained, all existing novels, stories, plays, songs, events, characters, ideas, or other works from which any version of the Motion Picture is derived or on which it is based.

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         VideoCassette means a VHS or Beta cassette or comparable magnetic storage device designed to be used with a reproduction apparatus that causes a Motion Picture to be visible on the screen of a television receiver for viewing in a substantially linear manner. A VideoCassette does not include any type of VideoDisc or Compact Disc.

         Videogram means any type of VideoCassette or VideoDisc, but only to the extent the specific Type of electronic storage device and its Format is authorized in the agreement of the parties.

         VideoDisc means a laser or capacitance disc or comparable optical or mechanical storage device designed to be used with a reproduction apparatus that causes a Motion Picture to be visible on the screen of a television receiver for viewing in a substantially linear manner. A VideoDisc does not include any type of VideoCassette or Compact Disc.

         Version means an adaptation of a Motion Picture that is not accomplished by merely mechanical reproduction or use of minimal originality but instead uses original artistic or intellectual expression to create a new Work in its own right which contains materials or expressions of authorship not found in the original Motion Picture.

         Work means an original expression of authorship in the literary, scientific or artistic domain whatever may be the mode or form of its expression.

IN WITNESS WHEREOF, Licensor and Distributor have executed this Agreement as of the date first written above to constitute a binding contract between them.

ALPINE PICTURES INT'L, INC.                  Cinema Consulting International
("Licensor")                                          ("Distributor")

By:  /S/ Tom Hamilton                        By:  /S/ Yves Chevalier
     ----------------                             ------------------
         Tom Hamilton                                 Yves Chevalier

Its:  Senior Vice President                  Its:   ___________________________